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                                                                       Exhibit 5

                       [LETTERHEAD OF HUNTON & WILLIAMS]



                                                              FILE NO.: 36330.46


                               November 20, 1995



The Pittston Company
100 First Stamford Place
P.O. Box 120070
Stamford, Connecticut  06912-0070

Gentlemen:

         We have acted as special Virginia counsel to The Pittston Company, a Virginia corporation (the "Company"), in connection with the reclassification of the Pittston Services Group common stock, par value $1.00 per share, of the Company ("Services Stock"), pursuant to which (i) Services Stock will be redesignated Pittston Brink's Group Common Stock, par value $1.00 per share, of the Company ("Brink's Stock"), and (ii) the Company will distribute a dividend (the "Distribution") consisting of shares of Pittston Burlington Group Common Stock, par value $1.00 per share, of the Company ("Burlington Stock"), to holders of Services Stock. Our opinion is being delivered at the Company's request.

         In connection with the foregoing, we have examined the following documents:

         a. the Restated Articles of Incorporation, as amended, and bylaws of the Company;

         b. the Registration Statement on Form S-4 No. 33-63323, as amended by Amendment No. 1 dated November 20, 1995 (the "Registration Statement"), including the proxy statement and prospectus constituting a part thereof (the "Proxy Statement and Prospectus"), filed with the Securities and Exchange Commission in connection with, among other things, the amendment of the Company's Restated Articles of Incorporation to increase the shares of authorized common stock of the Company to 170 million, including 100 million shares of Brink's Stock, and 50 million shares of Burlington Stock, and redesignate each outstanding share of Services Stock as one share of Brink's Stock (the "Amendment");



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The Pittston Company
November 20, 1995
Page 2


         c.       the Amendment; and

         d. resolutions of the board of directors of the Company approving the Amendment and declaring the Distribution.

         For purposes of the opinions expressed below, we assumed (i) the authenticity of all documents submitted to us as originals, and (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals. As to factual matters, we have relied upon certificates of officers of the Company and upon certificates or statements of public officials.

         We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

         Based upon and subject to the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that when the Amendment has become effective and the Distribution has been made, the outstanding shares of Services Stock shall be validly reclassified and redesignated as shares of Brink's Stock and the shares of Burlington Stock issued in the Distribution will be duly authorized, validly issued, fully paid and nonassessable.

         We understand that you intend to file this opinion as an exhibit to the Registration Statement and we consent thereto and to the reference to our firm and to this opinion in the "Legal Opinions" section of the Proxy Statement and Prospectus.

         Except as herein provided, this opinion may not be relied upon by, nor may copies be delivered to, any person without our prior written consent.

                                                    Very truly yours,



                                                    /s/ HUNTON & WILLIAMS



647/4760